UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Vontier Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT

FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2024

This proxy statement supplement, dated May 9, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Vontier Corporation (the “Company”), dated April 15, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 28, 2024 (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Appointment of James Darrell Thomas as Director

Effective June 4, 2024, the Board of Directors (the “Board”) of the Company approved an increase in the size of the Board from nine to ten members and appointed Mr. James Darrell Thomas to the Board as a Class II director. In accordance with the Company’s Amended and Restated Certificate of Incorporation, as a Class II director, Mr. Thomas’s term will expire on the date of the Company’s 2025 annual meeting of stockholders, or upon the director’s earlier death, resignation or removal.

As a non-employee director, Mr. Thomas will receive the same compensation paid to other non-employee directors, which is described under the caption “Director Compensation—Summary of Director Compensation” in the Company’s Proxy Statement for its 2024 annual meeting filed on April 15, 2024. Mr. Thomas has also entered into an indemnification agreement with the Company, the Form of which is disclosed as Exhibit 10.27 to the Company’s Registration Statement on Form 10, filed on September 21, 2020, which is incorporated by reference herein.

In connection with the appointment of Mr. Thomas, the Board determined that Mr. Thomas is independent within the meaning of the listing standards of the New York Stock Exchange.

There are no arrangements or understandings between Mr. Thomas and any other person pursuant to which he was selected as a director of the Company.

There are no transactions involving Mr. Thomas that would be required to be reported under Item 404(a) of Regulation S-K.

Voting Matters

You are not being asked to vote on or ratify the appointment of Mr. Thomas. Mr. Thomas, as a Class II director, is not a nominee for election at the Annual Meeting. Accordingly, there is no change to Proposal 1. Election of Directors, included in the Proxy Statement.

Please note that any proxy card we delivered has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement.